THE GLENMEDE PORTFOLIOS
Registration No. 811-6578
FORM N-SAR
Semi-Annual Period Ended April 30, 2002

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List of attachments in response to Item 77:
        Item Number                           Attachment

        A                                       Y
        B                                       N
        C                                       N
        D                                       Y
        E                                       N
        F                                       N
        G                                       N
        H                                       N
        I                                       N
        J                                       N
        K                                       N
        L                                       N
        M                                       N
        N                                       N
        O                                       N
        P                                       N
        Q1                                      Y
        Q2                                      N
        Q3                                      N

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SUB-ITEM 77D: Policies with respect to security investments

(g) The investment policies of New Jersey Muni Portfolio and Muni Intermediate Portfolio have been revised. The revised policies, as they appear below, were approved by the Fund's Board of Trustees on December 10, 2001.

                           New Jersey Muni Portfolio

Revised Policy: The New Jersey Muni Portfolio invests at least 80% of its net assets (including borrowings for investment purposes) in intermediate and long-term tax-exempt obligations of the State of New Jersey and its political subdivisions, agencies and authorities.

Under normal market circumstances, the New Jersey Muni Portfolio will invest at least 80% of its net assets (including borrowings for investment purposes) in intermediate and long-term municipal obligations, that pay interest that is exempt from regular Federal income tax, but may be subject to Federal alternative minimum tax.

                        Muni Intermediate Portfolio

Revised Policy: Under normal market circumstances, the Muni Intermediate Portfolio will invest at least 80% of its net assets (including borrowings for investment purposes) in intermediate and long-term municipal obligations, that pay interest which is exempt from regular Federal income tax, but may be subject to Federal alternative minimum tax.


SUB-ITEM 77Q1: Exhibits


(b) Revisions to the investment policies of the New Jersey Muni Portfolio and Muni Intermediate Portfolio are incorporated herein by reference to Registrant's Post-Effective Amendment No. 14 filed with the Commission on January 29, 2002.